UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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C. R. Bard, Inc.
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C. R. Bard, Inc.
730 Central Avenue
Murray Hill, NJ 07974
(908) 277-8000

Jean F. Holloway
Vice President, General Counsel
and Secretary

April 2, 2012

Dear Shareholders of C. R. Bard, Inc.,

We are writing to request your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to request your support on Proposal 5, Say-on-Pay Advisory Vote on the Compensation of our Named Executive Officers.

Institutional Shareholder Services (ISS) has recommended against our “Say-on-Pay” proposal based on ISS’s faulty assessment of Bard’s short-term performance, and its resulting assertion that there is a misalignment between our CEO pay and performance.

We believe that the ISS recommendation is fundamentally flawed based on its rigid model that fails to consider facts and circumstances particular to C. R. Bard. For the reasons set forth below, we request that you vote “FOR” our Say-on-Pay proposal.

Summary of Our Position

•

Bard achieved solid operating performance in 2011, which is not captured in ISS’s short-term total shareholder return (TSR) analysis. In addition, using TSR as the sole performance screen ineffectively measures our operating performance.

•

ISS’s oversimplified approach to selecting peer companies for compensation comparison purposes has resulted in faulty conclusions regarding our CEO’s pay. Selecting peers based on revenue overlooks the importance of other key factors such as our need to compete for top talent with other companies in our highly complex and highly regulated industry.

•	Our CEO’s level of compensation is warranted given his 8+ year tenure as CEO and Bard’s TSR for the same period.

•

Bard has been very responsive to shareholder concerns and interests (including many highlighted by ISS in previous reports) and has implemented significant changes to our compensation programs and practices in recent years and for 2012. We have set forth these actions in detail under item 4 below.

Explanation of Our Position

1.	Bard achieved solid operating performance in 2011, which is not captured in ISS’s short-term TSR analysis. In addition, using TSR as the sole performance screen ineffectively measures our operating performance.

•

Management executes our business strategy with a goal of creating and returning value to shareholders. As stated in our January 31, 2012 press release reporting our results for 2011, Bard delivered solid operating performance in a very challenging health care environment. At the same time, we continued to position the company for long-term success through investments in R&D, emerging markets and business development.

•	ISS focuses too much on short-term results (i.e. 1- and 3-year TSRs) without considering the value to shareholders of long-term investment. Furthermore, determining TSR based on a single date in time does not produce an appropriate measure of company performance and presents a skewed picture of the company’s performance in the short term. For Bard, the share price on the last day of the year for the last two years has been affected by announcements of key events at our December analyst meetings (such as the accelerated share repurchase program announced in December 2010 and the Lutonix acquisition announced in December 2011). For example, by simply changing the 12-month TSR measurement date from December 31 to November 30, Bard’s 1-year TSR changes from -6.1% to 3.5%, and 3-year TSR changes from 1.3% to 8.9%, which demonstrates the weakness of ISS’s approach in assessing performance.

2.	ISS’s oversimplified approach to selecting peer companies for compensation comparison purposes has resulted in faulty conclusions regarding our CEO’s pay.

•

ISS uses an inappropriately constituted peer group based on a model that uses General Industry Classification Standards (GICS) and an unduly restrictive band around revenue. With the advice of its independent compensation consultant, Pearl Meyer & Partners, our Compensation Committee has carefully chosen 21 peer group companies against which we benchmarked Bard’s 2011 executive compensation based on a multitude of factors, including complexity (i.e. consideration of amount of revenue derived from foreign sales, product diversity and market capitalization to revenue ratio), our need to compete for talent, industry similarity and size – focusing on both revenue and market capitalization. The table below shows the significant difference in the peer group companies used by Bard and ISS:

Companies in Bard’s Peer Group (but not in ISS’s)	Companies in both Bard’s and ISS’s Peer Group	Companies in ISS’s Peer Group (but not in Bard’s)
Baxter International Inc.	Edwards Lifesciences Corporation	Alere, Inc.
Beckman Coulter, Inc.	Hologic, Inc.	Brookdale Senior Living, Inc.
Becton Dickinson and Company Inc.	St. Jude Medical, Inc.	Dentsply International
Bio-Rad Laboratories, Inc.	STERIS Corporation	Hill-Rom Holdings
Boston Scientific Corporation	Teleflex Incorporated	Intuitive Surgical
Covidien Ltd.	Varian Medical Systems, Inc.	Magellan Health Services
Hospira, Inc.	Zimmer Holdings, Inc.
Invacare Corporation
Life Technologies Corp.
Medtronic, Inc.
Resmed, Inc.
Stryker Corporation
Thermo Fisher Scientific Inc.
Waters Corporation

•

ISS has compared Bard to only 13 companies, two of which are engaged in entirely different segments of health care (managed healthcare and healthcare facilities) and one of which has less than 20% of our market capitalization, making them inappropriate for comparison. Furthermore, 7 of the 13 companies selected by ISS have not yet filed proxy statements providing compensation data for fiscal year 2011 so ISS uses 2010 data instead, making any comparison inherently flawed.

•

As a result of ISS’s methodology for selecting a peer group for compensation benchmarking, ISS has reported that our CEO’s base pay appears high relative to peers. In fact, using the properly compiled peer group of 21 companies (listed in the above table), our CEO’s base salary paid in 2011 was just 7% above the peer group median.

•

Furthermore, our CEO’s total compensation shown in the Summary Compensation Table for 2011 is actually 12.5% lower than his total compensation for 2010 (see page 40 of our 2012 proxy statement). In addition, ISS’s calculation of option values differs from the method required by the Securities and Exchange Commission and overstates his option value by 27%, representing yet another misleading data point in ISS’s measurement of CEO compensation.

3.	Our CEO’s level of compensation is warranted given his 8+ year tenure as CEO and Bard’s TSR for the same period.

•

Mr. Ring has been in his role as CEO of Bard since 2003. In contrast, the median CEO tenure among ISS’s selected peer companies is 5 years, and 3 years among Bard’s compensation benchmarking peer group. We believe that Mr. Ring’s level of compensation is appropriate and correctly reflects his 8+ year tenure as CEO of Bard. In fact, Bard’s TSR ranking is at the 89th percentile of Bard’s compensation benchmarking peer group and the 71st percentile of the ISS peer group for the same 8+ year period of Mr. Ring’s tenure as CEO.

•

We generally target compensation opportunities between the 50th and 75th percentile of the market given our need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. This target range is merely a guideline and not a rule, thereby allowing our Compensation Committee flexibility to set pay levels appropriate to the individual circumstances. Employing this target range does not, and has not, resulted in inflated pay levels for Bard, as our Compensation Committee thoughtfully exercises its responsibility to set executive pay levels each year with advice from its independent compensation consultant.

•

The ISS analysis also suggests that the EPS target established for the CEO’s 2011 retention grant was lower than the 2011 annual bonus EPS target and results in a pay-for-performance disconnect. This misses the point. The 10% bonus target related to performance in 2011, while the 5.5% target for the CEO’s retention grant relates to performance beginning in 2012. In connection with its review of our business plan and related expectations regarding market conditions for 2012, our Compensation Committee undertook an informed analysis and established the 5.5% EPS growth target as the performance hurdle for the retention shares granted in December 2011. This was set as a challenging but attainable goal and to ensure deductibility of incentive compensation under Section 162(m) of the Internal Revenue Code. Furthermore, ISS ignores the additional four-year cliff vesting period that only begins if the company achieves the performance target and which directly aligns the CEO’s potential reward with shareholders on long-term share performance. In addition, the cliff vesting assists with our retention goals because of the substantial risk of forfeiture if the CEO’s employment terminates (other than for death and disability) prior to vesting.

4.	Bard has been very responsive to shareholder concerns and interests and has implemented significant changes to our compensation programs and practices in recent years and for 2012.

•

As stated in the Compensation Discussion and Analysis in our 2012 proxy statement, in 2010 the Committee approved changes to demonstrate our sensitivity to ISS guidelines and commentary, and better align our practices with current governance practices including the following:

✓	Eliminated “walk-away rights” and excise tax gross-up payments in new change of control agreements;

✓	Eliminated tax gross-up payments on Company cars;

✓	Eliminated LSARs from new stock option grants; and

✓	Eliminated payment of dividends prospectively on performance-contingent shares and units for named executive officers and other senior executive officers, in favor of accrual.

•

Continuing in its effort to examine various elements of our compensation program to improve the alignment of our compensation practices with those of our peer group, and the alignment of management’s interests with the interests of our shareholders, throughout 2011 the Compensation

Committee performed an extensive review of our performance measures and their relationship to short- and long-term business strategies. To help drive the creation of long-term shareholder value and provide more balanced use of performance criteria (as noted by ISS in 2011), the following changes were approved effective in 2012:

✓	Establishing global revenue and net income as primary metrics for short-term compensation (annual bonus) in lieu of EPS;

✓	Maintaining EPS as the primary performance measure for long-term incentive compensation; and

✓	Introducing relative TSR as an additional metric to correlate long-term compensation to our overall performance over a 3-year period by introducing a new performance-based equity award.

We will continue to strive to align our executive compensation with the interests of our shareholders.

Utilizing the information provided in our proxy statement, this supplemental information and our other public disclosures, we ask that you seriously and fairly consider the matters set forth in this letter and vote “FOR” Bard’s Say-on-Pay proposal regarding our 2011 executive compensation. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

Sincerely,

/s/ Jean F. Holloway

Jean Holloway

Vice President, General Counsel and Secretary